Exhibit 99-B.4.21 ReliaStar Life Insurance Company

WAIVER OF WITHDRAWAL CHARGE ENDORSEMENT

This Endorsement is part of your Contract. The provisions of this Endorsement supersede any conflicting provisions in your Contract or in any prior endorsements or riders (collectively, the "Contract").

"We" refers to ReliaStar Life Insurance Company at its Home Office in Minneapolis, Minnesota and its administrative office in Minot, North Dakota. "You" and "your" refer to the owner of the Contract according to our records.

The Contract to which this endorsement is attached is hereby endorsed as follows:

The following is added to the section entitled Withdrawals of your Contract.

Waiver of Withdrawal Charge upon Separation from Service

After the fifth Contract Year, if you are eligible for a distribution and have separated from service after attaining age
55, we will waive the withdrawal charges on any full or partial withdrawal.

All other terms and conditions of the Contract remain unchanged. Endorsed and made part of the Contract on the date, after any required state approval, as of which it is issued by the Company.

/s/ Donald W. Britton
President
ReliaStar Life Insurance Company

145914-07